Exhibit 99.1

PJT Partners Inc. Names David Travin General Counsel

James Cuminale to Retire as General Counsel and Remain at the Company

New York, November 3, 2020: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today announced that David Travin will be appointed General Counsel, effective January 1, 2021. As General Counsel, Mr. Travin will oversee all legal and regulatory affairs. Mr. Travin succeeds James W. Cuminale, who joined the Company as General Counsel in 2015. Mr. Cuminale will retire from his current role and remain at PJT Partners, initially to assist with the transition and thereafter to provide senior legal advice on transactions.

Mr. Travin brings extensive legal experience in the financial and banking industry, having served as Deputy General Counsel for PJT Partners since joining in December of 2016. Prior to joining PJT Partners, he spent five years at UBS where his primary responsibility was the handling of litigation and regulatory investigations for UBS’s investment bank in the Americas. Previously, Mr. Travin was a member of the Legal Department of Deutsche Bank AG, where he handled litigation and regulatory investigations for Deutsche Bank’s investment bank in the Americas. Mr. Travin received a BS in Industrial and Labor Relations from Cornell University and a JD from The George Washington University School of Law.

“Over the past four years, David has consistently provided prudent counsel and valuable insight on a range of legal, financial and corporate matters to the benefit of our firm and clients,” said Paul J. Taubman, Chairman and Chief Executive Officer of PJT Partners. “Along with the board of directors and management team, I am confident that David is ideally positioned to succeed Jim, who has played a vital role guiding PJT Partners since our formation. We are delighted Jim will remain with PJT Partners such that we can continue to benefit from his senior corporate leadership experience providing legal and regulatory advice around complex transactions.”

“It has been an honor to work with the entire team at PJT Partners since our earliest days,” said Mr. Cuminale. “David is an exceptional leader and has been an essential member of the legal team since the day he joined PJT Partners. He will be an extraordinary addition to the firm’s senior management as PJT Partners continues to build on its strong momentum.”

“I am honored by this opportunity to continue to work alongside Paul and the entire executive team as we further enhance our capabilities and build on our reputation for providing advice to clients with integrity and excellence,” said Mr. Travin. “I would also like to express my appreciation to Jim for his guidance and friendship over the years. I look forward to building on our work together.”

Media Relations: Jon Keehner / Julie Oakes Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com

About PJT Partners

PJT Partners is a premier global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, strategic capital markets, restructuring and special situations, shareholder advisory, and private fund advisory and fundraising services to corporations, financial sponsors, institutional investors and governments around the world. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through PJT Park Hill, private fund advisory and fundraising services for alternative investment managers, including private equity funds, real estate funds and hedge funds. To learn more about PJT Partners, please visit our website at www.pjtpartners.com.

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